ASSET PURCHASE AGREEMENT

                                  by and among

                       CADMUS COMMUNICATIONS CORPORATION,

                   SOFTWARE ACQUISITION SUBSIDIARY, INC.,

                           THE SOFTWARE FACTORY, INC.,

                               MICHAEL F. HEAZEL,

                                FRANK D. CANNON,

                                RUSSELL J. COOK,

                                 FRANK B. HASTY,

                                       and

                              MICHAEL PARKS MEDLOCK

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                                TABLE OF CONTENTS

                                                                         Page

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                    ARTICLE I
                                   DEFINITIONS

   1.1    Accounts Receivable   . . . . . . . . . . . . . . . . . . . .   2
   1.2    Agreement   . . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.3    Assignment and Assumption Agreement   . . . . . . . . . . . .   2
   1.4    Assumed Contracts   . . . . . . . . . . . . . . . . . . . . .   2
   1.5    Assumed Liabilities   . . . . . . . . . . . . . . . . . . . .   2
   1.6    Bill of Sale  . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.7    Books and Records   . . . . . . . . . . . . . . . . . . . . .   2
   1.8    Business  . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   1.9    Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   1.10   Buyer's Closing Certificate   . . . . . . . . . . . . . . . .   3
   1.11   Cadmus  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   1.12   Cadmus Common Stock   . . . . . . . . . . . . . . . . . . . .   3
   1.13   Cash Consideration  . . . . . . . . . . . . . . . . . . . . .   3
   1.14   Closing   . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   1.15   Closing Balance Sheet   . . . . . . . . . . . . . . . . . . .   4
   1.16   Closing Date  . . . . . . . . . . . . . . . . . . . . . . . .   4
   1.17   Closing Net Working Capital   . . . . . . . . . . . . . . . .   4
   1.18   Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   1.19   Effective Time of Closing   . . . . . . . . . . . . . . . . .   4
   1.20   Employee Benefit Plan   . . . . . . . . . . . . . . . . . . .   4
   1.21   Employees   . . . . . . . . . . . . . . . . . . . . . . . . .   4
   1.22   Employment Date   . . . . . . . . . . . . . . . . . . . . . .   5
   1.23   ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   1.24   ERISA Affiliate   . . . . . . . . . . . . . . . . . . . . . .   5
   1.25   Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   1.26   Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . .   5
   1.27   Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . .   5
   1.28   Fixtures and Equipment  . . . . . . . . . . . . . . . . . . .   5
   1.29   GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   1.30   Intellectual Property   . . . . . . . . . . . . . . . . . . .   5
   1.31   Inventory   . . . . . . . . . . . . . . . . . . . . . . . . .   6
   1.32   Knowledge   . . . . . . . . . . . . . . . . . . . . . . . . .   6
   1.33   Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   1.34   Lease   . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   1.35   Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   1.36   Material Adverse Effect   . . . . . . . . . . . . . . . . . .   7
   1.37   Other Intangibles   . . . . . . . . . . . . . . . . . . . . .   7
   1.38   Permits   . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   1.39   Permitted Liens   . . . . . . . . . . . . . . . . . . . . . .   7
   1.40   Phantom Shareholders  . . . . . . . . . . . . . . . . . . . .   7
   1.41   Prepaid Expenses  . . . . . . . . . . . . . . . . . . . . . .   7
   1.42   Purchased Assets  . . . . . . . . . . . . . . . . . . . . . .   8
   1.43   Securities Act  . . . . . . . . . . . . . . . . . . . . . . .   8
   1.44   Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   1.45   Seller's Closing Certificate  . . . . . . . . . . . . . . . .   8

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                                                                         Page


   1.46   SFI Shareholder's Pro Rata Amount   . . . . . . . . . . . . .   8
   1.47   SFI Shareholders  . . . . . . . . . . . . . . . . . . . . . .   8
   1.48   Significant Customer  . . . . . . . . . . . . . . . . . . . .   8
   1.49   Stock Consideration   . . . . . . . . . . . . . . . . . . . .   9
   1.50   Working Capital Adjustment Holdback   . . . . . . . . . . . .   9

                                   ARTICLE II
                  PURCHASE AND SALE; ASSIGNMENT AND ASSUMPTION

   2.1    Sale of Purchased Assets  . . . . . . . . . . . . . . . . . .   9
   2.2    Adjustment of Purchase Price  . . . . . . . . . . . . . . . .  10
   2.3    Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                   ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF SELLER AND SFI SHAREHOLDERS

   3.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . .  12
   3.2    Qualification   . . . . . . . . . . . . . . . . . . . . . . .  12
   3.3    Authorization; Enforceability   . . . . . . . . . . . . . . .  12
   3.4    No Conflict or Violation; Required Consents   . . . . . . . .  13
   3.5    No Litigation   . . . . . . . . . . . . . . . . . . . . . . .  13
   3.6    Compliance with Law   . . . . . . . . . . . . . . . . . . . .  13
   3.7    Environmental Conditions  . . . . . . . . . . . . . . . . . .  14
   3.8    Permits   . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   3.9    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   3.10   Title to Purchased Assets   . . . . . . . . . . . . . . . . .  15
   3.11   Condition of Fixtures and Equipment   . . . . . . . . . . . .  15
   3.12   Significant Customers   . . . . . . . . . . . . . . . . . . .  16
   3.13   Assumed Contracts   . . . . . . . . . . . . . . . . . . . . .  16
   3.14   Intellectual Property   . . . . . . . . . . . . . . . . . . .  17
   3.15   Inventory   . . . . . . . . . . . . . . . . . . . . . . . . .  18
   3.16   Books and Records   . . . . . . . . . . . . . . . . . . . . .  18
   3.17   Employment Agreements and Benefits  . . . . . . . . . . . . .  18
   3.18   Employee Matters  . . . . . . . . . . . . . . . . . . . . . .  19
   3.19   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .  20
   3.20   Orders, Commitments and Returns   . . . . . . . . . . . . . .  20
   3.21   Affiliated Transactions   . . . . . . . . . . . . . . . . . .  20
   3.22   Subsidiaries, Affiliated Companies and Investments  . . . . .  21
   3.23   No Broker   . . . . . . . . . . . . . . . . . . . . . . . . .  21
   3.24   Financial Statements  . . . . . . . . . . . . . . . . . . . .  21
   3.25   Absence of Certain Events   . . . . . . . . . . . . . . . . .  21
   3.26   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUYER AND CADMUS

   4.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . .  22
   4.2    Authorization; Enforceability   . . . . . . . . . . . . . . .  22
   4.3    No Conflict or Violation  . . . . . . . . . . . . . . . . . .  22
   4.4    Capitalization  . . . . . . . . . . . . . . . . . . . . . . .  23
   4.5    No Litigation   . . . . . . . . . . . . . . . . . . . . . . .  23

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   4.6    SEC Reports   . . . . . . . . . . . . . . . . . . . . . . . .  23
   4.7    No Broker   . . . . . . . . . . . . . . . . . . . . . . . . .  24
   4.8    Absence of Certain Events   . . . . . . . . . . . . . . . . .  24
   4.9    Investigation   . . . . . . . . . . . . . . . . . . . . . . .  24
   4.10   Adequacy of Funds   . . . . . . . . . . . . . . . . . . . . .  24

                                    ARTICLE V
                   CERTAIN UNDERSTANDINGS AND AGREEMENTS

   5.1    Conduct of Seller Prior to Closing  . . . . . . . . . . . . .  24
   5.2    Negative Covenants  . . . . . . . . . . . . . . . . . . . . .  25
   5.3    Access  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   5.4    Title Assurances, Etc.  . . . . . . . . . . . . . . . . . . .  26
   5.5    Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . .  27
   5.6    Publicity   . . . . . . . . . . . . . . . . . . . . . . . . .  27
   5.7    Cadmus Guarantee  . . . . . . . . . . . . . . . . . . . . . .  27
   5.8    Registration Rights   . . . . . . . . . . . . . . . . . . . .  28

                                   ARTICLE VI
        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND CADMUS

   6.1    Compliance with Law   . . . . . . . . . . . . . . . . . . . .  28
   6.2    No Litigation   . . . . . . . . . . . . . . . . . . . . . . .  28
   6.3    Accuracy of Representations and Warranties  . . . . . . . . .  29
   6.4    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   6.5    No Material Adverse Change  . . . . . . . . . . . . . . . . .  29
   6.6    Seller's Performance  . . . . . . . . . . . . . . . . . . . .  29

                                   ARTICLE VII
                           CONDITIONS PRECEDENT TO THE
                   OBLIGATIONS OF SELLER AND SFI SHAREHOLDERS

   7.1    Compliance with Law   . . . . . . . . . . . . . . . . . . . .  29
   7.2    No Litigation   . . . . . . . . . . . . . . . . . . . . . . .  30
   7.3    Accuracy of Representations and Warranties  . . . . . . . . .  30
   7.4    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   7.5    No Material Adverse Change  . . . . . . . . . . . . . . . . .  30
   7.6    Buyer's Performance   . . . . . . . . . . . . . . . . . . . .  30

                                  ARTICLE VIII
                               ACTIONS AT CLOSING
   8.1    Seller's Deliveries at Closing  . . . . . . . . . . . . . . .  31
   8.2    Buyer's Deliveries at Closing   . . . . . . . . . . . . . . .  31

                                   ARTICLE IX

                  ACTIONS BY SELLER, THE SFI SHAREHOLDERS
                           AND BUYER AFTER THE CLOSING

   9.1    Seller's and SFI Shareholders' Indemnity  . . . . . . . . . .  32
   9.2    Buyer's Indemnity   . . . . . . . . . . . . . . . . . . . . .  35

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   9.3    Brokers or Finders  . . . . . . . . . . . . . . . . . . . . .  37
   9.4    Books and Records   . . . . . . . . . . . . . . . . . . . . .  37
   9.5    Name Change   . . . . . . . . . . . . . . . . . . . . . . . .  38
   9.6    Further Assurances  . . . . . . . . . . . . . . . . . . . . .  38
   9.7    Litigation Support  . . . . . . . . . . . . . . . . . . . . .  39
   9.8    Employment Matters  . . . . . . . . . . . . . . . . . . . . .  39
   9.9    Bulk Sales Compliance   . . . . . . . . . . . . . . . . . . .  42
   9.10   Taxes and Fees  . . . . . . . . . . . . . . . . . . . . . . .  42
   9.11   Allocation of Purchase Price  . . . . . . . . . . . . . . . .  43
   9.12   Acquisition for Investment  . . . . . . . . . . . . . . . . .  43
   9.13   Reporting Requirements  . . . . . . . . . . . . . . . . . . .  44
   9.14   Accounts Receivable Guarantee   . . . . . . . . . . . . . . .  45
   9.15   Prorations  . . . . . . . . . . . . . . . . . . . . . . . . .  46
   9.16   SFI Shareholders' Release   . . . . . . . . . . . . . . . . .  46
   9.17   Customer Credits  . . . . . . . . . . . . . . . . . . . . . .  47

                                    ARTICLE X
                                  MISCELLANEOUS

   10.1   Entire Agreement; Amendment   . . . . . . . . . . . . . . . .  47
   10.2   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   10.3   Governing Law   . . . . . . . . . . . . . . . . . . . . . . .  48
   10.4   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .  48
   10.5   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .  48
   10.6   Counterparts; Headings  . . . . . . . . . . . . . . . . . . .  49
   10.7   Severability  . . . . . . . . . . . . . . . . . . . . . . . .  49
   10.8   No Reliance   . . . . . . . . . . . . . . . . . . . . . . . .  50

























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                             SCHEDULES AND EXHIBITS


SCHEDULE        DESCRIPTION

1.4             Assumed Contracts
1.5             Assumed Liabilities
1.21            Employees
1.28            Fixtures and Equipment
1.30            Intellectual Property
1.34            Lease
1.37            Other Intangibles
1.38            Permits
1.39            Permitted Liens
1.46            SFI Shareholder's Pro Rata Amount
1.48            Significant Customer
3.2             Qualification
3.4             No Conflict or Violation; Required Consents
3.5             No Litigation
3.6             Compliance with Law
3.7             Environmental Conditions
3.12            Significant Customers
3.17            Employment Agreements and Benefits
3.18            Employee Matters
3.20            Orders, Commitments and Returns
3.21            Affiliated Transactions
3.24            Financial Statements
3.25            Absence of Certain Events
4.3             No Conflict or Violation
5.1             Conduct of Seller Prior to Closing
6.4             Consents
7.4             Consents
9.11            Allocation of Purchase Price



















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EXHIBIT        DESCRIPTION

     A    Assignment and Assumption Agreement
     B    Bill of Sale
     C    Buyer's Closing Certificate
     D    Escrow Agreement
     E    Seller's Closing Certificate
     F    Employment Agreement with Mike Heazel
     G    Form of Employment Agreement with Phantom Shareholders
     H    Closing Net Working Capital Worksheet
     I    Note
     J    General Release and Covenant Not to Sue











































                                       vi

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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, made as of October 13, 1995 by and among Cadmus Communications Corporation, a Virginia corporation ("Cadmus"), Software Acquisition Subsidiary, Inc., a Virginia corporation ("Buyer") and wholly-owned subsidiary of Cadmus, The Software Factory, Inc., a Georgia corporation ("Seller"), Michael F. Heazel, the sole shareholder of Seller ("Shareholder"), and Frank D. Cannon, Russell J. Cook, Frank B. Hasty, and Michael Parks Medlock (collectively, "Phantom Shareholders"), provides as follows:

                                    RECITALS

     1. Seller is engaged in the business of providing software packaging and media duplication services to small- and medium-sized software publishers and corporations (the "Business").
     2. Seller desires to sell certain of its assets and to be relieved of certain of its liabilities, and Buyer desires to purchase those assets and to assume those liabilities.
     NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that:

                                    ARTICLE I
                                   DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:
     1.1 Accounts Receivable. "Accounts Receivable" shall mean all accounts receivable arising from the sale or lease of goods and services in the ordinary course of the Business and outstanding on the Closing Date.
     1.2 Agreement. "Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.
     1.3 Assignment and Assumption Agreement. "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement between Seller and Buyer in the form of Exhibit A hereto.
     1.4 Assumed Contracts. "Assumed Contracts" shall mean those contracts, agreements, purchase orders, leases and license agreements listed on Schedule 1.4 hereto.
     1.5 Assumed Liabilities. "Assumed Liabilities" shall mean those current and long-term obligations and current and long-term liabilities of Seller described on Schedule 1.5 hereto, which shall be assumed by Buyer on the Closing Date, in the amounts reflected on the Closing Balance Sheet, and liabilities under the Assumed Contracts that are incurred or accrued after the Closing Date.

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     1.6  Bill of Sale.  "Bill of Sale" shall mean the bill of sale for the
Purchased Assets to be delivered by Seller to Buyer substantially in the form of Exhibit B hereto.
     1.7 Books and Records. "Books and Records" shall mean original or true and complete copies of all of the books, records, data and information of Seller, including, without limitation, all customer lists, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources and all other general correspondence, records, books and files now or hereafter owned by Seller, or maintained by or with respect to the Employee Benefit Plans, but specifically excluding originals of Seller's corporate minute books and stock transfer records.
     1.8 Business. "Business" shall mean Seller's business of providing software packaging and media duplication services to small- and medium-sized software publishers and corporations.
     1.9 Buyer. "Buyer" shall mean Software Acquisition Subsidiary, Inc., a Virginia corporation and wholly-owned subsidiary of Cadmus.
     1.10 Buyer's Closing Certificate. "Buyer's Closing Certificate" shall mean the certificate of Buyer substantially in the form of Exhibit C hereto.
     1.11 Cadmus. "Cadmus" shall mean Cadmus Communications Corporation, a Virginia corporation.
     1.12 Cadmus Common Stock. "Cadmus Common Stock" shall mean the common stock, $.50 par value per share, of Cadmus.
     1.13 Cash Consideration.  "Cash Consideration" shall mean
$10.5 million.
     1.14 Closing. "Closing" shall mean the meeting of the parties held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams, NationsBank Plaza, Suite 4100, 600 Peachtree Street, N.E., Atlanta, Georgia 30308-2216, or such other time and place as the parties may mutually agree in writing.
     1.15 Closing Balance Sheet. "Closing Balance Sheet" shall mean the balance sheet of Seller, as of the Closing Date, prepared by Arthur Andersen LLP in accordance with GAAP, (except (a) there shall not be a reserve for the uncollectability of any Accounts Receivable and (b) the customer credits listed on Schedule 3.20 hereto shall be excluded) as finally determined pursuant to
Section 2.2 hereof.
     1.16 Closing Date. "Closing Date" shall mean November 1, 1995, or such other date as the parties may mutually agree in writing.
     1.17 Closing Net Working Capital. "Closing Net Working Capital" shall mean the current assets included in the Purchased Assets (without reserve for the uncollectability of any Accounts Receivable) less the current liabilities included in the Assumed Liabilities (excluding the customer credits listed on Schedule 3.20), all as reflected on the Closing Balance Sheet and determined in accordance with Exhibit H hereto.
     1.18 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and any predecessor thereto.
     1.19 Effective Time of Closing. "Effective Time of Closing" shall mean 11:59 p.m., Eastern time, on the Closing Date.
     1.20 Employee Benefit Plan. "Employee Benefit Plan" shall mean an "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, agreement, arrangement or program pursuant to which Seller has any continuing obligation to provide compensation or other benefits to any

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present or former employee of Seller, or any dependent or beneficiary thereof.
     1.21 Employees. "Employees" shall mean the employees of Seller listed on Schedule 1.21 hereto.
     1.22 Employment Date. "Employment Date" shall mean the day following the Closing Date.
     1.23 ERISA.  "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.
     1.24 ERISA Affiliate. "ERISA Affiliate" shall mean each entity that is a member of a controlled group or affiliated service group of which Seller is a member or that is under common control with Seller (within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code).
     1.25 Escrow. "Escrow" shall mean $500,000 to be deposited, held and disposed of pursuant hereto and the Escrow Agreement.
     1.26 Escrow Agent.  "Escrow Agent" shall mean Wachovia Bank of
Georgia, N.A.
     1.27 Escrow Agreement. "Escrow Agreement" shall mean the agreement substantially in the form of Exhibit D hereto, dated as of the Closing Date by and among Buyer, Seller and Escrow Agent.
     1.28 Fixtures and Equipment. "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, leasehold improvements, supplies, machinery, equipment, motor vehicles and all other tangible personal property owned by Seller as of the Closing Date, including but not limited to the items listed on
Schedule 1.28, but excluding tickets to the 1996 Olympics held by Seller.
     1.29 GAAP. "GAAP" shall mean generally accepted accounting principles as applied by Seller in a manner consistent with prior periods.
     1.30 Intellectual Property. "Intellectual Property" shall mean (a) all inventions, patents and patent applications, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, including the name "The Software Factory, Inc.", including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, compositions, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals),
(e) all computer software and source code (including hard copy and soft copy as well as all data and related documentation), (f) all other intellectual property and (g) all rights as a licensee or authorized user of the Intellectual Property of any third party used in the Business, including, without limitation, the Intellectual Property listed on Schedule 1.30 attached hereto. Schedule 1.30 sets forth separately (x) all Intellectual Property licensed by Seller to a third party, (y) all Intellectual Property of which Seller is the exclusive owner, and (z) all Intellectual Property that Seller owns jointly with a third party.
     1.31 Inventory. "Inventory" shall mean all of Seller's inventories of raw materials, work in process and finished goods as of the Closing Date held for sale in the ordinary course of the Business, and determined in accordance with GAAP.
     1.32 Knowledge. "Knowledge" as to Buyer or Cadmus shall mean actual knowledge of C. Stephenson Gillispie, Jr., Michael Dinkins, David Bosher and Bruce V. Thomas, and as to Seller, actual knowledge of Michael F.

Heazel, Michael Zimmerman, Frank D. Cannon, Russell J. Cook, Frank B. Hasty
and Michael Parks Medlock, in each case without the duty to conduct any investigation or inquiry as to matters to which such knowledge relates.
     1.33 Law. "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.
     1.34 Lease. "Lease" shall mean the lease covering the land and buildings used in the operation of the Business and located in Norcross, Georgia, as more particularly described on Schedule 1.34.
     1.35 Note. "Note" shall mean the Note made by Buyer dated the Closing Date in an aggregate principal amount equal to $5,000,000 payable to Seller in the form attached hereto as Exhibit I.
     1.36 Material Adverse Effect. "Material Adverse Effect" shall mean a material adverse effect to the Purchased Assets or the Business taken as a whole.
     1.37 Other Intangibles. "Other Intangibles" shall mean those intangible assets listed on Schedule 1.37 hereto, which includes all intangible assets of any nature (other than the Intellectual Property, the Assumed Contracts, the Books and Records, Accounts Receivable, Prepaid Expenses, and the deposit for Seller's golf membership at the Golf Club of Georgia) used by Seller.
     1.38   Permits.   "Permits"   shall   mean  all   governmental   approvals,
authorizations, registrations, permits and licenses that Seller now possesses in relation to Seller, which Permits are listed on Schedule 1.38 hereto.
     1.39 Permitted Liens. "Permitted Liens" shall mean the liens listed on Schedule 1.39 hereto.
     1.40 Phantom Shareholders. "Phantom Shareholders" shall mean Frank D. Cannon, Russell J. Cook, Frank B. Hasty, and Michael Parks Medlock.
     1.41 Prepaid Expenses. "Prepaid Expenses" shall mean all deposits and other unaccrued expenses prepaid by Seller that are outstanding as of the Closing Date, but excluding the deposit for Seller's golf membership at The
Golf Club of Georgia.
     1.42 Purchased Assets. "Purchased Assets" shall mean all of Seller's right, title and interest in and to the following:
          (a)  Accounts Receivable;
          (b)  Books and Records;
          (c)  Fixtures and Equipment;
          (d)  Intellectual Property;
          (e)  Inventory;
          (f)  Other Intangibles; and
          (g)  Prepaid Expenses.
     1.43 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.
     1.44 Seller.  "Seller" shall mean The Software Factory, Inc., a
Georgia corporation.
     1.45 Seller's Closing Certificate. "Seller's Closing Certificate" shall mean the certificate of Seller substantially in the form of Exhibit E hereto.
     1.46 SFI Shareholder's Pro Rata Amount. "SFI Shareholder's Pro Rata Amount" shall mean each SFI Shareholder's pro rata amount of the Stock Consideration and their respective pro rata obligations to indemnify Buyer's Indemnitees pursuant to Section 9.1, as set forth on Schedule 1.46 hereto

     1.47 SFI Shareholders. "SFI Shareholders" shall mean Shareholder and Phantom Shareholders, collectively.
     1.48 Significant Customer. "Significant Customer" shall mean each customer whose annual sales for 1994 or projected annual sales for 1995 are in excess of $500,000, as set forth on Schedule 1.48.
     1.49 Stock Consideration. "Stock Consideration" shall mean the number of shares of Cadmus Common Stock, valued at $2.0 million, as determined by averaging the closing prices for Cadmus Common Stock on The Nasdaq National Market, as reported in The Wall Street Journal, for the ten consecutive trading days ending two business days prior to the Closing Date.
     1.50 Working Capital Adjustment Holdback. "Working Capital Adjustment Holdback" shall mean $500,000 to be held and disbursed in accordance with
Section 2.2 hereof.

                                   ARTICLE II
                  PURCHASE AND SALE; ASSIGNMENT AND ASSUMPTION

     2.1  Sale of Purchased Assets.
          (a) At the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer the Purchased Assets and the Assumed Contracts by deed, bill of sale, assignment or other appropriate instrument, free and clear of all liens, claims, mortgages or encumbrances, other than Permitted Liens.
          (b) At the Closing, Buyer shall purchase, and Cadmus shall cause Buyer to purchase, the Purchased Assets and assume the Assumed Contracts and in full payment therefor Buyer shall (i) assume the Assumed Liabilities, (ii) deposit the Escrow with the Escrow Agent, (iii) retain the Working Capital Adjustment Holdback, (iv) pay Seller by wire transfer of immediately available funds the Cash Consideration less $5,000,000, (v) deliver the Note to Seller and (vi) deliver to the SFI Shareholders, for the benefit of Seller, the Stock Consideration in the name of each SFI Shareholder in accordance with each SFI Shareholder's Pro Rata Amount. Such payment of the Stock Consideration directly to the SFI Shareholders shall be deemed to be paid to Seller and distributed by Seller to the SFI Shareholders. Except for the Assumed Liabilities, Buyer will not assume any liability or obligation of any kind of Seller, or any obligation relating to Seller or the use of the Purchased Assets or Assumed Contracts prior to the Closing, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, disclosed in this Agreement or otherwise known or unknown, or otherwise. Seller shall be responsible for the payment of any withholding taxes resulting from the payment of the Stock Consideration to the SFI Shareholders for the benefit of Seller.
     2.2  Adjustment of Purchase Price.
          (a) Within 20 days after the Closing Date, Arthur Andersen LLP shall prepare and deliver, at Buyer's expense, to Buyer and Seller a draft Closing Balance Sheet. If Buyer or Seller shall have any objections to the draft Closing Balance Sheet, such objecting party will deliver a detailed statement describing its objections to the other party within 15 days after receiving the draft Closing Balance Sheet. Buyer and Seller will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within five business days after Seller or Buyer, as the case may be, has received the statement of objections, Buyer and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding Arthur Andersen LLP).
          (b) Arthur Andersen LLP will revise the draft Closing Balance Sheet as appropriate to reflect the resolution of Seller's or Buyer's objections (as agreed upon by the parties or directed by such accounting firm) and deliver it to Buyer and Seller within five business days after the resolution of such objections. Such revised statement shall constitute the Closing Balance Sheet.
          (c) If Closing Net Working Capital is equal to or greater than $450,000, Buyer shall pay Seller the entire Working Capital Adjustment Holdback plus the amount, if any, by which Closing Net Working Capital exceeds $500,000. If Closing Net Working Capital is less than $450,000 but greater than ($50,000), Buyer shall pay Seller the Working Capital Adjustment Holdback less the amount, if any, by which Closing Net Working Capital is less than $450,000. If Closing Net Working Capital is less than ($50,000), Buyer shall retain the Working Capital Adjustment Holdback and Seller shall pay Buyer the amount by which Closing Net Working Capital is less than ($50,000). Any payment required by this subsection shall be made within five days after the Closing Balance Sheet is finally determined.
          (d) If any unresolved objections are submitted to an accounting firm for resolution as provided above, the fees and expenses of such accounting firm shall be borne by the objecting party in proportion to the relative dollar amount of the objections of such party that are not approved by such accounting firm, and any remaining fees and expenses shall be borne by the non-objecting party.
          (e) Arthur Andersen LLP will make the work papers used in preparing the draft Closing Balance Sheet available to Buyer and Seller at reasonable times and upon reasonable notice at any time after the draft Closing Balance Sheet is prepared and prior to the resolution of any objections with respect thereto.
     2.3 Escrow. Buyer shall deposit the Escrow with the Escrow Agent pursuant to the Escrow Agreement. The Escrow shall be (i) held for application against indemnity matters pursuant to Section 9.1 hereof, and (ii) disbursed in accordance with the Escrow Agreement.

                                   ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF SELLER AND SFI SHAREHOLDERS

     Each of Seller and SFI Shareholders hereby represents and warrants to Buyer and Cadmus that:
     3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has full corporate power to enter into and perform its obligations hereunder. Seller has full corporate power to carry on the Business as it is now being conducted and to own, operate and hold under lease assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Complete copies of Seller's Articles of Incorporation and Bylaws, as currently in effect, have been delivered to Buyer.
     3.2 Qualification. Seller is qualified to do business in the jurisdictions listed on Schedule 3.2 attached hereto. Such jurisdictions are the only jurisdictions in which the character of the Purchased Assets, the Assumed Contracts or the nature of the business conducted by Seller requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.
     3.3 Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement and of all of the documents and instruments contemplated hereby to which Seller is a party are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when executed and delivered by Seller, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditor's rights generally.
     3.4 No Conflict or Violation; Required Consents. Assuming that any consents required by the Assumed Contracts are obtained, the execution, delivery and performance of this Agreement by Seller do not and will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller, any Law, judgment, order or decree binding on Seller or any contract, lease, mortgage, deed of trust, indenture, Permit, license, franchise, commitment, authorization or concession, or other agreement or instrument applicable to Seller, any of the Purchased Assets, the Assumed Contracts or the Assumed Liabilities.
     Except as set forth on Schedule 3.4 hereto, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Seller in connection with the consummation of the transactions contemplated in this Agreement.
     3.5 No Litigation. Except as set forth on Schedule 3.5 hereto, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or threatened  against  Seller or  related to the  Purchased  Assets,  the  Assumed
Contracts, the Assumed Liabilities, this Agreement or the transactions contemplated hereby.
     3.6 Compliance with Law. Except as set forth on Schedule 3.6 hereto, Seller's conduct of the Business, Seller's use of the Purchased Assets and performance under the Assumed Contracts do not violate or conflict with, and have not violated or conflicted with, any Law.
     3.7 Environmental Conditions. Except as set forth on Schedule 3.7, (a) Seller has not used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any petroleum products or any hazardous or toxic waste, substance or materials ("Hazardous Materials") on, under, at, from or in any way affecting its properties or assets (including, without limitation, any properties or assets now or previously owned or operated by Seller), or otherwise, in any manner which at the time of the action in question violated any Law or that could result in any cost or liability under any Law, and (b) to the Knowledge of Seller, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on, from or in any way affecting any such property or asset, or otherwise, in any manner which at the time of the action in question violated any Law or that could result in any cost or liability under any Law. Except as set forth on
Schedule 3.7, Seller has no obligations or liabilities, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise, and no pending claims have been made against Seller and no presently outstanding citations or notices have been issued against Seller or have been or are imposed by reason of or based upon any provision of any Laws related to environmental protection or remediation.
     3.8 Permits. The Permits possessed by Seller represent all permits required to operate the Business as currently operated, and there are no additional permits that the failure of which to obtain would have a Material Adverse Effect. The Permits are in full force and effect, and are being complied with in all respects. Seller agrees to use its reasonable best efforts to assist Buyer in effecting the replacement, renewal or transfer of the Permits.
     3.9 Taxes. There is not, and there will not be through the Effective Time of Closing, any liability for income, sales, payroll, employment, or other taxes of Seller or arising out of, attributable to, or affecting the Purchased Assets, the Assumed Contracts or the conduct of the Business to which the Purchased Assets, the Assumed Contracts or the Business will be subject after the Closing or for which Buyer will or could have any liability for payment or otherwise. The Books and Records to be transferred to Buyer contain all information and documents (including, without limitation, properly completed Forms W-9)
necessary to comply with all tax information reporting and tax withholding requirements relating to Seller and the Purchased Assets and the Assumed Contracts, and such Books and Records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. Seller is not a foreign person for purposes of Section 1445 of the Code. None of the Purchased Assets or Assumed Contracts are subject to a "safe harbor lease" under former
Section 168(f)(8) of the Code.
     3.10 Title to Purchased Assets. Seller owns good and valid title to all of the Purchased Assets, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except Permitted Liens. Upon delivery of the Purchased Assets to Buyer at the Closing and upon Buyer's payment of the Cash Consideration and Stock Consideration and Buyer's assumption of the Assumed Liabilities, good and valid title to the Purchased Assets, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except Permitted Liens, will pass to Buyer.
     3.11 Condition of Fixtures and Equipment. The Fixtures and Equipment are in good operating condition and repair, subject to ordinary wear and tear, and are fit for the purposes for which they are being utilized by Seller. The Fixtures and Equipment listed on Schedule 1.28 hereto constitute all Fixtures and Equipment with a book value in excess of $2,000 per item. Together with the tangible personal property leased pursuant to the Assumed Contracts, the Fixtures and Equipment constitute all tangible personal property used or held for use by Seller in connection with the operation of the Business.
     3.12 Significant Customers. Except as described on Schedule 3.12 hereto, since December 31, 1994, Seller has not received notice of, nor to the Knowledge of Seller is there, any threatened loss with respect to 1995 annual sales or future sales of (a) more than $500,000 of annual sales to Significant Customers or (b) more than 20% of either 1994 annual sales or projected 1995 sales to a Significant Customer.

     3.13 Assumed Contracts. The Assumed Contracts include each of the contracts, agreements, purchase orders, leases and license agreements to which Seller is a party that (i) is a lease of real property, (ii) relates to (a) the purchase of products for resale or delivery to customers of amounts in excess of $25,000 or having a duration in excess of 90 days or (b) the supply of products to customers with actual sales in calendar year 1994 or expected sales in calendar year 1995 of $100,000 or more, (iii) relates to the purchase of goods, equipment or services used in support of Seller's business or operations of amounts in excess of $25,000 per year or having a duration in excess of 90 days,
(iv) contains covenants not to compete by any party to the contract and (v) upon which the Business is dependent or which, if breached, could have a Material Adverse Effect. Each purchase order included in the Assumed Contracts has been entered into in the ordinary course of the Business on customary terms. Seller has provided to Buyer true and complete copies of all of the written Assumed Contracts (except purchase orders, the Avista License Agreement, a copier maintenance contract and the second page of the Agreement with Friden Post) (including all amendments or modifications thereto) and, in the case of oral Assumed Contracts, true and complete written summaries of the terms thereof. Each Assumed Contract is in full force and effect and is enforceable in accordance with its terms, except as the enforcement thereof may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting the rights of creditors and subject to general equity principles (whether considered at law or in equity). Seller is not (and to the Knowledge of Seller no other party is) in breach or violation of, or default under, and to the Knowledge of Seller, there is no valid basis for a claim of breach or violation of, or default under, any such contracts, and no event has occurred that constitutes or, with the lapse of time or the giving of notice, or both, would constitute such a breach or violation or default by Seller, or, to the Knowledge of Seller, any other party under any of the Assumed Contracts, thereunder. Seller has performed each material term, covenant and condition of each such Assumed Contract that is to be performed by it prior to the Closing Date. To Seller's Knowledge, no party to any of the Assumed Contracts intends to cancel, terminate or exercise any option under any such contract. Seller has made no prior assignment of any Assumed Contract or any of Seller's rights or obligations thereunder.
     3.14 Intellectual Property. (a) Except as set forth on Schedule 1.30 hereto, Seller owns exclusively or has the exclusive right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary or customarily used for the operation of the Business as presently conducted. Except as set forth on Schedule 1.30, each item of Intellectual Property owned or used by Seller immediately prior to the Effective Time of Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Effective Time of Closing. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. No owned item of Intellectual Property has been abandoned. Each item of Intellectual Property used by Seller pursuant to license or other authorization of a third party is used with the authorization of such third party and, to the Knowledge of Seller, every other claimant to such Intellectual Property thereto. (b) Except as set forth on Schedule 1.30: (i) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third party;
(ii) Seller has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party); and (iii) to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.
     3.15 Inventory. All Inventory (a) is fit for the purpose for which it was procured or, in the case of finished goods, produced, (b) has been recorded in the Books and Records or Seller's accounting records in accordance with GAAP and
(c) is saleable or useable by Seller in the ordinary course of business.
     3.16 Books and Records. The Books and Records are complete and correct in all material respects.
     3.17 Employment Agreements and Benefits. Schedule 3.17 hereto is a true and complete list of the terms and conditions of employment, including compensation and other benefits of present and former employees and salesmen terminated within the last 18 months (other than independent sales representatives) of Seller and the dependents or beneficiaries of any such persons relating to the use of the Purchased Assets, the Assumed Contracts or the Business, including, without limitation, collective bargaining agreements and the Employee Benefit Plans. Neither Seller nor any ERISA Affiliate maintains any pension, retirement, bonus, stock option, profit sharing, health, disability, life insurance, hospitalization, education or other similar employee benefit plans or arrangements (whether or not subject to ERISA) other than the Employee Benefit Plans. True copies of each Employee Benefit Plan and all other documents governing the Employee Benefit Plans have been delivered by Seller to Buyer. Neither Seller nor any ERISA Affiliate of Seller nor any trade or business, whether or not incorporated, that formerly was treated as a single employer with Seller or an ERISA Affiliate contributes to or contributed to, maintains or maintained, or has or had an obligation to contribute to (a) a "multi-employer plan" (as defined in ERISA Section 3(37)), (b) a single employer pension plan (as defined in ERISA Section 4001(a)(15)), (c) a plan that is subject to Title IV of ERISA or (d) a plan that is subject to ERISA Section 302 or Section 412 of the Code. None of the Purchased Assets, the Business, or Buyer will be subject to any liability for contributions under the Employee Benefits Plans after the Closing.
     3.18 Employee Matters. Except as set forth on Schedule 3.18, Seller is not indebted to, nor a creditor of, any employee of Seller. All of the independent contractors engaged by Seller are set forth on Schedule 3.18 hereto. Seller is in compliance with all applicable federal and state laws respecting employment, wages and hours with respect to its employees. Within the last 18 months, no employment discrimination or unfair labor practice complaints have been filed against Seller or, to Seller's Knowledge, threatened to be filed with any federal or state agency having jurisdiction over Seller's labor matters. Seller has not been threatened in writing or, to the Knowledge of Seller, threatened orally by any former employee with any suit alleging wrongful termination and, to Seller's Knowledge, there are no facts which might form a basis for such a suit.
     3.19 Insurance. Seller has delivered to Buyer complete copies of all insurance policies of Seller related to the Purchased Assets.
     3.20 Orders, Commitments and Returns. All accepted and unfilled orders for the provision of software packaging and media duplication services to customers of Seller were made in bona fide transactions in the ordinary course of business. Except as set forth on Schedule 3.20 hereto, there are no outstanding claims against Seller by any of its customers related to credits, damaged goods and related billing errors or otherwise related to the shipment of goods or provision of services by Seller to its customers and all such outstanding claims have been appropriately accrued in accordance with GAAP on the June 30, 1995 balance sheet included in Schedule 3.24 hereto. Seller has not delivered goods to its customers under an understanding that such products would be returnable, except as set forth on Schedule 3.20 hereto.
     3.21 Affiliated Transactions. Except as set forth on Schedule 3.21 hereto, Seller has not, in the ordinary course of business or otherwise, purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to any Employee (except with respect to remuneration for services as an employee of Seller), shareholder, officer, or director, or affiliate of any of the foregoing. Except as set forth on Schedule
3.21 hereto, Seller does not owe any contractual obligation or commitment to any of the foregoing (other than compensation for current services not yet due and payable and reimbursement expenses arising in the ordinary course of business) and none of the foregoing owes any amount or has any contractual obligation to
Seller.
     3.22 Subsidiaries, Affiliated Companies and Investments. Seller does not own, directly or indirectly, of record or beneficially, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.
     3.23 No Broker. Seller is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement other than the fees due to The Robinson-Humphrey Company, which will be paid by Seller prior to the Closing Date. Seller has not retained, nor had any dealings, negotiations or communications with, any broker or other intermediary in connection with the transactions contemplated by this Agreement other than The Robinson- Humphrey Company, Inc.
     3.24 Financial Statements. Seller's unaudited financial statements attached hereto as Schedule 3.24 are true and correct in all material respects, present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated, and were prepared in accordance with GAAP, except for variations in Seller's method of determining costs of goods sold and related accounts, as previously described to Buyer, except that they do not contain any notes thereto, and the interim financial statements contained therein are subject to normal year-end adjustments.
     3.25 Absence of Certain Events. Except as set forth on Schedule 3.25, since March 31, 1995, there has not been any material adverse change in Seller, the Business or in any of the Purchased Assets, the Assumed Contracts or the Assumed Liabilities.
     3.26 Disclosure. To the Knowledge of Seller, neither this Agreement nor any Schedule or Exhibit hereto nor any certificate or other document referenced herein or therein and furnished to Buyer by Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUYER AND CADMUS

     Buyer and Cadmus hereby represent and warrant to Seller and SFI Shareholders that:
     4.1 Organization. Each of Cadmus and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power to enter into and perform its obligations hereunder.
     4.2 Authorization; Enforceability. The execution, delivery and performance by each of Cadmus and Buyer of this Agreement and of all of the documents and instruments contemplated hereby to which Cadmus or Buyer is a party are within the corporate power of Cadmus and Buyer, as applicable, and have been duly authorized by all necessary corporate action by Cadmus and Buyer, as applicable. This Agreement is, and the other documents and instruments required hereby to which Cadmus or Buyer is a party will be, when executed and delivered by Cadmus or Buyer, as applicable, the valid and binding obligations of Cadmus or Buyer, as applicable, enforceable against each of Cadmus or Buyer, as applicable, in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.
     4.3 No Conflict or Violation. The execution, delivery and performance of this Agreement by Cadmus and Buyer do not and will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of Cadmus and Buyer, respectively, any Law, judgment, order or decree binding on either of Cadmus or Buyer or any contract, lease, mortgage, deed of trust, indenture, permit, license, franchise, commitment, authorization or concession, or other agreement or instrument applicable to either of Cadmus or Buyer.
     Except as set forth on Schedule 4.3 hereto, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Cadmus or Buyer in connection with the consummation of the transactions contemplated in this Agreement.
     4.4 Capitalization. The shares of Cadmus Common Stock to be issued as the Stock Consideration have been duly authorized and, when issued to the SFI Shareholders on behalf of Seller pursuant to this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive or other rights that entitle any person to acquire such shares.
     4.5 No Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Buyer, proposed or threatened against Buyer relating to this Agreement or the transactions contemplated hereby.
     4.6 SEC Reports. Cadmus has filed with the Securities and Exchange Commission and delivered to Seller complete copies of the Annual Report on Form 10-K of Cadmus for the year ended June 30, 1995, and Reports on Form 8-K filed thereafter, if any. Such reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements of Cadmus included in the Annual Report on Form 10-K of Cadmus for the year ended June 30, 1995 have been prepared in accordance with GAAP applied on a consistent basis during the period related thereto and present fairly, in all material respects, the financial position of Cadmus as at June 30, 1995 and the results of operations and cash flows for the year then ended.
     4.7 No Broker. Neither Cadmus nor Buyer has retained, nor had any dealings, negotiations or communications with, any broker or other intermediary in connection with the transactions contemplated by this Agreement.
     4.8 Absence of Certain Events. Since June 30, 1995, there has not been any material adverse change in the financial condition or business of Cadmus.
     4.9 Investigation. Neither Cadmus nor Buyer is aware of any inaccuracies in the representations or warranties made by Seller and the SFI Shareholders in this Agreement.
     4.10 Adequacy of Funds. Buyer and Cadmus have sufficient funds available to enable them to consummate the transactions contemplated hereby.

                                    ARTICLE V
                   CERTAIN UNDERSTANDINGS AND AGREEMENTS

     5.1 Conduct of Seller Prior to Closing. Prior to the Closing Date, Seller shall conduct the Business in the ordinary course and substantially in accordance with past practice, except as otherwise permitted by this Agreement or consented to by Buyer in writing. Without limiting the generality of the foregoing, Seller will: (a) at all times keep full and complete Books and Records, both consistent with past practice and in accordance with GAAP, except as indicated in Section 3.24 hereof; (b) use its reasonable best efforts to maintain in full force and effect the insurance policies heretofore maintained by Seller on the Purchased Assets (or policies providing substantially the same coverage); (c) take such action as may reasonably have been necessary to preserve the Purchased Assets in good condition, ordinary wear and tear excepted; (d) promptly advise Buyer in writing of any loss or, to the Knowledge of Seller, threatened loss of an Employee listed on Schedule 5.1 hereto or a Significant Customer or any other material adverse change in the Business, Purchased Assets that has occurred or which Seller reasonably believes will occur; (e) use its reasonable best efforts to preserve Seller's business organization intact, and to preserve for Buyer the existing goodwill of the suppliers, customers and others having business relations with Seller; and (f) conduct the Business in substantial compliance with all Laws applicable to Seller.
     5.2 Negative Covenants. Prior to the Closing Date, Seller will not, except as otherwise permitted by this Agreement or consented to by Buyer in writing:
(a) incur any trade accounts payable or make any commitment to purchase quantities of any item of Inventory in excess of the respective levels normal in the ordinary course of its business; (b) borrow any money secured by any of the Purchased Assets; (c) pledge or hypothecate any of the Purchased Assets to secure indebtedness of Seller or any other person; (d) merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation or other business organization or division thereof; (e) other than in the ordinary course of the business for annual or other customary periodic compensation reviews, increase or decrease the rate of compensation of or pay any unusual compensation to any officer or employee, or enter into any agreement to increase or decrease the rate of compensation of or to pay any unusual compensation to any such officer or employee; (f) enter into any collective bargaining agreement, amend any Employee Benefit Plan to increase the benefits or its obligations thereunder, or create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, health, or retirement plan, or increase the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (g) make any representation to anyone indicating that any officer or employee of Seller will be employed by Buyer after the Closing except as contemplated by this Agreement; (h) declare or make any dividend, stock repurchase or other distribution to its shareholder, except that Seller may pay cash dividends to Shareholder as necessary to pay taxes owing by Shareholder that are related to the Business; or (i) sell or dispose of any of the Purchased Assets otherwise than in the ordinary course of the Business.

     5.3 Access. Prior to the Closing Date, Seller shall give to authorized representatives of Buyer full access to the Purchased Assets, the Assumed Contracts and the Assumed Liabilities during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities. Such review shall not affect or limit the representations and warranties made by Seller in this Agreement, except to the extent of the inaccuracy of the representation made by Buyer and Cadmus in Section 4.9. Seller will also cause its officers to furnish to Buyer any and all financial, technical and operating data and other information pertaining to Seller, the Purchased Assets, the Assumed Contracts and the Assumed Liabilities as is reasonably available and as Buyer shall from time to time reasonably request for such purpose. Buyer agrees that all data and information obtained by Buyer as a result of the access described herein shall be subject to the Confidentiality Agreement dated September 13, 1995 between The Robinson-Humphrey Company, Inc. and Cadmus (the "Confidentiality Agreement").
     5.4 Title Assurances, Etc. Prior to the Closing Date, Buyer shall, at its expense, obtain UCC search reports with respect to the Purchased
Assets.
     5.5 Best Efforts. Seller and Buyer shall each use its reasonable best efforts, and shall cooperate with and assist the other party in its efforts, to obtain such consents and approvals of third parties to the transaction contemplated hereby as may be necessary to transfer the Purchased Assets and the Assumed Contracts to Buyer.
     5.6 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of Seller and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as shall be mutually agreed upon by Buyer and Seller; provided, however, Seller agrees that Cadmus may describe the transactions contemplated hereby in a Registration Statement and the sales meetings related thereto and Cadmus may issue a press release mutually agreeable to Buyer, Cadmus and Seller upon execution of this Agreement; provided, further, that either party shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with applicable laws; provided, further, that such party shall give the other party reasonable advance notice of such announcement, which other party shall be entitled to review and comment on such announcement.
     5.7 Cadmus Guarantee. Cadmus, as the parent of Buyer, does hereby absolutely, unconditionally and irrevocably guarantee the prompt payment and performance of all of the obligations of Buyer (i) under and pursuant to this Agreement, as it may be amended in accordance with its terms, and (ii) under and pursuant to the Note, in accordance with its terms, which Note will not be subject to any right of set-off that Cadmus may have, whether arising at common law or otherwise, upon demand by Seller and agrees that this guarantee shall be an obligation for full and prompt payment and performance rather than a secondary guarantee of collectibility. The liability of Cadmus under this guarantee is continuing and shall only be discharged by the full performance of Buyer or Cadmus of all of its obligations under this Agreement.
     5.8 Registration Rights. Cadmus and the SFI Shareholders agree to execute and deliver on the Closing Date a Registration Rights Agreement that shall provide for piggyback registration rights for the SFI Shareholders with respect to any registration statement (other than on Form S-4 or S-8) under the Securities Act, filed by Cadmus after the Closing Date and before the third anniversary of the Closing Date, that register shares of Cadmus Common Stock for sale by any selling shareholders other than the SFI Shareholders and shall otherwise contain terms and conditions reasonably satisfactory to Cadmus and the SFI Shareholders.

                                   ARTICLE VI
        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND CADMUS

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:
     6.1 Compliance with Law. There shall have been obtained any and all permits, approvals and consents of any governmental body or agency which counsel for Buyer may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.
     6.2 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     6.3 Accuracy of Representations and Warranties. The representations and warranties of Seller and SFI Shareholders made in this Agreement shall be true and correct in all material respects at and as of the time of Closing as if made at and as of such time.
     6.4 Consents. All consents, approvals and waivers from third parties and governmental authorities and other parties listed on Schedule 6.4 hereto shall have been obtained and shall be in form and substance reasonably satisfactory to Buyer.
     6.5 No Material Adverse Change. During the period from March 31, 1995, through the Closing Date, there shall not have been any material adverse change in the financial condition, results of operations of Seller, nor any material loss or damage to the Purchased Assets, whether or not insured.
     6.6 Seller's Performance. Each of the obligations of Seller to be performed or complied with on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed or complied with on or before the Closing Date.

                                   ARTICLE VII
                           CONDITIONS PRECEDENT TO THE
                   OBLIGATIONS OF SELLER AND SFI SHAREHOLDERS

     Each and every obligation of Seller and SFI Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     7.1 Compliance with Law. There shall have been obtained any and all permits, approvals and consents of any governmental body or agency which counsel for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.
     7.2 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     7.3 Accuracy of Representations and Warranties. The representations and warranties of Buyer and Cadmus made in this Agreement shall be true and correct in all material respects at and as of the time of Closing as if made at and as of such time.
     7.4 Consents. All consents, approvals and waivers from governmental authorities and other parties listed on Schedule 7.4 shall have been obtained and shall be in form and substance reasonably acceptable to Seller.
     7.5 No Material Adverse Change. During the period from June 30, 1995, through the Closing Date, there shall not have been any material adverse change in the financial condition or results of operations of Cadmus, except any change due to a decrease in the price of the Cadmus Common Stock.
     7.6 Buyer's Performance. Each of the obligations of Buyer to be performed or complied with on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed or complied with on or before the Closing Date.

                                  ARTICLE VIII
                               ACTIONS AT CLOSING

     At the Closing, upon satisfaction or waiver of the conditions contained herein, the deliveries described in this Article shall be made; all such documents required to be so delivered shall be reasonably satisfactory in form and substance to the party to whom they are to be delivered; all such deliveries will be deemed to take place simultaneously; and no delivery made at the Closing will be deemed to have been consummated until all actions at the Closing have been consummated.
     8.1 Seller's Deliveries at Closing. Seller shall deliver, or cause to be delivered, to Buyer the following documents, each properly executed and dated as of the Closing Date:
          (a)  Seller's Closing Certificate;

          (b) the Bill of Sale or such other appropriate documents to sell and convey to Buyer the Purchased Assets, free and clear of all security interests, charges or encumbrances except Permitted Liens;

          (c) the Assignment and Assumption Agreement or such other appropriate assignment agreements to convey to Buyer the Assumed Contracts, the Intellectual Property, interests of Seller in the Lease and the Other Intangibles, free and clear of all security interests, charges or encumbrances except Permitted Liens;

          (d)  the Escrow Agreement;

          (e) the Employment Agreement executed by Michael F. Heazel in substantially the form of Exhibit F hereto;

          (f) the Employment Agreements executed by each of the Phantom Shareholders, other than Frank B. Hasty, in substantially the form of Exhibit G hereto; and

          (g) An Internal Revenue Service Form W-9 executed by each of the SFI Shareholders.

     8.2 Buyer's Deliveries at Closing. In addition to the payment of the Cash Consideration, Buyer shall deliver, or cause to be delivered, to Seller the following documents, each properly executed and dated as of the Closing Date:
          (a)  stock certificates representing the Stock Consideration;

          (b)  the Note;

          (c)  Buyer's Closing Certificate;

          (d) the Assignment and Assumption Agreement or such other appropriate assumption agreements for Buyer to assume the Assumed Liabilities and the interests of Seller in the Lease; and

          (e)  the Escrow Agreement.


                                   ARTICLE IX

                  ACTIONS BY SELLER, THE SFI SHAREHOLDERS
                           AND BUYER AFTER THE CLOSING


     9.1  Seller's and SFI Shareholders' Indemnity.
          (a)  Seller and each of the SFI Shareholders, jointly and
severally, hereby agrees to indemnify and hold Buyer and Cadmus, their affiliates, successors and assigns and their respective representatives ("Buyer's Indemnitees") harmless from and against, and agrees to defend promptly Buyer's Indemnitees from and reimburse Buyer's Indemnitees for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that Buyer's Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Seller and the SFI Shareholders in or pursuant to this Agreement; and (ii) any failure of Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Seller, other than the Escrow Agreement, pursuant to this Agreement; provided, however, that Buyer's Indemnitees shall have the right to be indemnified, held harmless from, defended or reimbursed (X) under Section 9.1(a)(ii) hereof only if such right is asserted (whether or not such Losses have actually been incurred) 18 months after the Closing Date and (Y) under
Section 9.1(a)(i) hereof in respect of the representations and warranties made by Seller only if such right is asserted (whether or not such Losses have actually been incurred) on or before the respective dates set forth below:

     Representations and Warranties              All Claims Must be
     Set Forth in the Following Sections            Asserted by:

     Sections 3.9 and 3.17                     60 days after expiration
                                               date of applicable statute
                                               of limitations

     Sections 3.1, 3.3 and 3.10                Three years after the
                                               Closing Date

     Remainder of Article III                  18 months after the Closing
                                               Date

Notwithstanding the foregoing, Seller and the SFI Shareholders shall not be required to indemnify Buyer's Indemnitees under Section 9.1(a) hereof unless and until the amount of all Losses for which indemnification is sought with respect thereto shall exceed $200,000, at which point Seller and the SFI Shareholders will be obligated to indemnify Buyer's Indemnitees for all additional Losses in excess of $200,000. In no event shall Seller and the SFI Shareholders be liable to Buyer's Indemnitees pursuant to this Section 9.1(a) hereof in an amount in excess of $7,250,000 (the "Maximum Aggregate Liability Amount"); provided, further, that, in no event, shall any SFI Shareholder be liable to Buyer's Indemnitees in an amount in excess of an amount equal to the SFI Shareholder's Pro Rata Amount multiplied by the Maximum Aggregate Liability Amount.
          (b) In the event a claim against Buyer's Indemnitees arises that is covered by the indemnity provisions of Section 9.1(a) hereof, notice shall be given promptly by Buyer to Seller and Shareholder. Provided that Seller or
Shareholder  admits in  writing  to Buyer  that  such  claim is  covered  by the indemnity provisions of Section 9.1(a) hereof, Seller or Shareholder, as the case may be, shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Buyer agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Seller or Shareholder, as the case may be; provided, however, that neither Seller nor Shareholder may effect any settlement that could result in any cost, expense or liability to Buyer unless Buyer consents in writing to such settlement and
Seller  and  Shareholder  agree to  indemnify  Buyer  therefor.  Any of  Buyer's
Indemnities may select and engage counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of the party selecting and engaging such counsel. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.
          (c) In the event Buyer or Buyer's Indemnitees is entitled to indemnification pursuant to Section 9.1(a) hereof prior to disbursement of the Escrow, Buyer shall deliver a certificate to the Escrow Agent, as provided in the Escrow Agreement. Upon receipt of such certificate, the Escrow Agent shall pay to Buyer the amount set forth on such certificate, plus interest accrued thereon, as set forth in the Escrow Agreement.
          (d) The amount otherwise payable by Seller and the SFI Shareholders under Section 9.1(a) hereof (i) shall first be satisfied by resort to the Escrow until it is exhausted and (ii) shall be reduced by the amount of (or, in the case of a tax benefit to be realized subsequently, the then-present value of) any federal or state income tax benefit to Buyer or Buyer's Indemnitees resulting from such Losses, net of any state or federal income tax required to be paid by Buyer or Buyer's Indemnitees with respect to receipt by Buyer's Indemnitees of payment of the Losses. Such present value shall be based on a discount rate of 5%.
          (e)   Buyer's   Indemnitees   shall   not  be   entitled   to   pursue
indemnification pursuant to Section 9.1(a) hereof, for the breach of any representation or warranty to the extent that (i) to the Knowledge of Buyer at the time of Closing, the representation or warranty was inaccurate and the Buyer proceeds with Closing and (ii) the amount of the Losses represented thereby have been included as liabilities in the computation of Closing Net Working Capital pursuant to Section 2.2 hereof.
          (f) The sole remedy for the breach of any representation or warranty contained herein shall be governed by and limited to the provisions of this
Section 9.1.
     9.2  Buyer's Indemnity.
          (a) Buyer hereby agrees to indemnify and hold Seller, its affiliates, successors and assigns and their respective representatives (collectively, "Seller's Indemnitees") harmless from and against, and agrees to defend promptly Seller's Indemnitees from and reimburse Seller's Indemnitees for, any and all Losses that Seller's Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement; (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement other than the Escrow Agreement, Note, the Employment Agreement executed by Michael Heazel in substantially the form of Exhibit F hereto and the Employment Agreements executed by each of the Phantom Shareholders in substantially the form of Exhibit G hereto, or under any of the documents and materials delivered by Buyer pursuant to this Agreement; and (iii) claims by third parties against Seller relating to the operation and ownership by Buyer of the Purchased Assets, the performance by Buyer under the Assumed Contracts and the conduct of the Business by Buyer from and after the Effective Time of Closing; provided, however, that Seller's Indemnitees shall have no right to be indemnified, held harmless from, defended or reimbursed under
Section 9.2(a) hereof unless such right is asserted (whether or not such Losses have actually been incurred) within 18 months of the Closing Date; and provided, further, that Buyer shall not be required to indemnify Seller's Indemnitees under Section 9.2(a)(i) hereof in respect of such representations and warranties unless and until the amount of all Losses for which indemnification is sought with respect thereto shall exceed $200,000, at which point Buyer will be obligated to indemnify Seller's Indemnitees for all additional Losses in excess of $200,000. In no event shall Buyer be liable to Seller's Indemnitees pursuant to this Section 9.2(a) in an amount in excess of $7,250,000.

          (b) In the event a claim against Seller's Indemnitees arises that is covered by the indemnity provisions of Section 9.2(a) hereof, notice shall be given promptly by Seller to Buyer. Provided that Buyer admits in writing to Seller that such claim is covered by the indemnity provisions of Section 9.2(a) hereof, Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Seller agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however, that Buyer may not effect any settlement that could result in any cost, expense or liability to Seller's Indemnitees unless Seller consents in writing to such settlement and Buyer agrees to indemnify Seller's Indemnitees therefor. Any of Seller's Indemnitees may select and engage counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of the party selecting and engaging such counsel. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.
          (c) The amount otherwise payable by Buyer under Section 9.2(a) hereof shall be reduced by the amount of (or, in the case of a tax benefit to be realized subsequently, the then-present value of) any federal or state income tax benefit to Seller or Seller's Indemnitees resulting from such Losses, net of any state or federal income tax required to be paid by Seller or Seller's Indemnitees with respect to the receipt by Seller's Indemnitees of payment of the Losses. Such present value shall be based on a discount rate of 5%.
          (d) Seller's Indemnitees shall not be entitled to indemnification pursuant to Section 9.2(a) hereof for the breach of any representation or warranty to the extent that, to the Knowledge of Seller at the time Closing, the representation or warranty was inaccurate and Seller proceeds with Closing.
          (e) The sole remedy for the breach of any representation or warranty contained herein shall be governed by and limited to the provisions of this
Section 9.1.
     9.3 Brokers or Finders. Seller and SFI Shareholders agree to hold Buyer and Cadmus, and Buyer and Cadmus agree to hold Seller and SFI Shareholders, harmless and indemnify them or it, as the case may be, against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from Buyer or Cadmus or Seller or SFI Shareholders, as the case may be, based upon actions of the indemnifying party in connection with the transaction contemplated by this Agreement, including but not limited to The Robinson- Humphrey Company, Inc., which will be paid by Seller.
     9.4 Books and Records. For a period of three years after the Closing Date, Seller agrees to cooperate with and make available to Buyer and Buyer agrees to cooperate with and make available to Seller, during normal business hours, all books, records, information (including the Books and Records) relating to its business and employees (without substantial disruption of employment) retained by the respective parties and remaining in existence after the Closing Date that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books, records, information or employees for any reasonable business purpose. The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees. In the event Seller or Buyer desires to dispose of any such books, records or information prior to the third anniversary of the Closing Date, it shall give notice of such action to the other party who shall be entitled, at its own cost and expense, to receive such books, records and information.
     9.5 Name Change. Immediately after the Closing Date, Seller and Shareholder will take whatever action necessary to transfer the name "The Software Factory" to Buyer, including, but not limited to, necessary name change filings with the State of Georgia and any other appropriate governmental agency. Seller further covenants that it will not conduct any business under the name "The Software Factory, Inc." subsequent to the Closing Date.
     9.6 Further Assurances. After the Closing Date, each party will cooperate in good faith with the other and will take all appropriate action and execute and deliver any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereby.
     9.7 Litigation Support. In the event and for so long as Buyer or Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(a) any transaction contemplated under this Agreement, or (b) the Purchased Assets or the Assumed Contracts, the other parties will cooperate with it and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.
     9.8  Employment Matters.
          (a) The parties hereto agree that Buyer shall offer employment with Buyer to the Employees in comparable positions to those held by each Employee immediately prior to the Closing Date. The employment of Employees who accept employment with Buyer shall commence at 12:01 a.m. on the Employment Date.
          The preceding provision does not establish, as to any Employee, a contract of employment for a definite term or any term or a contractual right that his or her employment can only be terminated for just cause. Except as may otherwise be provided in an employment contract entered into by Buyer with any Employee, the parties hereto intend that every Employee shall be employed at the will of Buyer, such that either the Employee or Buyer may terminate such employment at any time, for any reason or no reason.
          As to the Employees and other current or former employees of Seller, Seller shall be responsible for: (i) employer obligations with respect of "COBRA" continuation coverage as defined in Section 4980B of the Code for such Employees and employees and their dependents and qualifying beneficiaries, and obligations under all other applicable federal, state and local laws, regulations, ordinances and the like, in connection with an Employee's or other current or former employee's employment or termination of employment before the Employment Date; and (ii) all other costs, expenses, liabilities and claims incurred in connection with an Employee's or other current or former employee's employment or termination of employment before the Employment Date. Buyer shall be responsible for all costs, expenses, liabilities and claims incurred in connection with the Employees' or other current or former employees' employment or termination of employment with Buyer.
          (b) For the period commencing on the Employment Date and ending on December 31, 1995, Buyer shall provide to Employees who are employed by Buyer and their dependents medical, dental, life, and accidental death and dismemberment insurance benefits and dependant care spending accounts, medical reimbursement spending accounts (but not other welfare benefits) on substantially the same terms and conditions (including employer and employee cost sharing) as applicable to Employees under Seller's plans providing such benefits at the Closing Date, provided each applicable insurance company providing such benefits agrees to issue an insurance policy to Buyer which provides for such coverage at substantially the same cost and with substantially the same terms as applicable to Seller or agrees to Buyer's assumption of the applicable insurance policies for the coverage of such Employees and their dependents. Buyer shall not be liable for any premiums or other charges relating to such insurance coverage or for any expenses or deficits in dependant care spending accounts and medical reimbursement spending accounts for periods before the Employment Date. Notwithstanding the foregoing, Buyer shall not be obligated to provide dependant care spending accounts and medical reimbursement spending accounts unless Seller transfers to Buyer or its designee an amount of cash equal to the unused balances as of the Employment Date in the spending accounts of Employees who are employed by Buyer on the Employment Date and either the person providing recordkeeping and related services for the spending accounts is hired by the Buyer to continue such services or the Buyer is able to make arrangements satisfactory to it for recordkeeping and related services for the spending accounts.
          (c) As of January 1, 1996, Buyer shall provide benefits to Employees who are employed by Buyer as of the Employment Date and as of January 1, 1996 similar to either, at Buyer's option, (i) those benefits generally available to Buyer's employees (based on Buyer's applicable covered employee classifications and criteria) at January 1, 1996 or (ii) those benefits generally available to Seller's employees at the Closing Date.
          (d) As to Employees who are employed by Buyer as of the Employment Date, and as of January 1, 1996, any employee benefit plans and programs maintained or participated in by Buyer shall provide, subject to applicable law and acceptance by the applicable insurance company providing benefits, if any, or stop loss insurance with respect to such benefits that effective commencing as of January 1, 1996:
               (i) all Employees covered by Seller's medical and dental care plan at the Employment Date shall be eligible for medical and dental care coverage under Buyer's medical and dental care plan as of January 1, 1996 without regard to any waiting period or preexisting condition exclusion or limitation which would not be applicable to them under Seller's applicable plan immediately prior to January 1, 1996 (assuming continuing coverage thereunder through December 31, 1995), and without regard to any actively at work requirement (based on active employment with Buyer); and
              (ii) all Employees covered by Seller's welfare plans (other than medical and dental care) at the Employment Date shall be eligible for coverage under Buyer's similar plans (if any) as of January 1, 1996 without regard to any waiting period or preexisting condition exclusion or limitation not otherwise applicable to them under Seller's applicable plan immediately prior to January 1, 1996 (assuming continuing coverage thereunder through December 31, 1995), and without regard to any actively at work requirement (based on active employment with Buyer).
          (e) Effective January 1, 1996, as to Employees who are employed by Buyer as of the Employment Date, and as of January 1, 1996, service with Seller and with any of affiliates of Seller before the Employment Date shall be treated as service with Buyer (for purposes of eligibility to begin participation and vesting and for purposes of benefit accruals except that no such service for accrual of benefits shall be credited under Buyer's Thrift Savings, Pension and Supplemental Executive Retirement Plans and any other qualified or nonqualified deferred compensation plans) for purposes of all employee benefit and seniority based plans and programs, including but not limited to annual, sick and personal leave accruing following employment with Buyer.
          (f) The parties hereto agree that the rights and obligations in this Section to provide benefits for Employees of Seller and their dependents are not intended to provide third party beneficiary contractual rights for such Employees and their dependents, but that enforcement of and lawsuits regarding such rights may only be instituted by the Shareholder.
     9.9  Bulk Sales Compliance.  The parties agree to use their reasonable best efforts to comply with their respective obligations of transferor and transferee under the Uniform Commercial Code-Bulk Transfers (OCGA 11-6-
101 et. seq.).
     9.10 Taxes and Fees. Seller and Buyer will share equally all transfer, sales, recording and filing taxes or fees resulting from the transfer of the Purchased Assets and the Assumed Contracts and assumption of the Assumed Liabilities hereunder. Seller and Buyer shall cooperate to the extent reasonably necessary to minimize the amount of any such taxes or fees.
     9.11 Allocation of Purchase Price. The Cash Consideration, Stock Consideration, the amount of the Escrow (excluding any portion thereof treated as interest for federal income tax purposes), the amount of the Working Capital Adjustment Holdback (excluding any portion thereof treated as interest for federal income tax purposes), and the Assumed Liabilities (to the extent they constitute part of the amount paid for the Purchased Assets or Assumed Contracts for federal income tax purposes) shall be allocated among the Purchased Assets and Assumed Contracts in accordance with Schedule 9.11 hereto; provided, however, that Schedule 9.11 hereto shall be amended after the Closing Date to reflect payments made pursuant to Section 2.2(c) hereof. This allocation is intended to comply with the allocation method required by Section 1060 of the Code and the regulations thereunder. The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and such regulations, and the allocation shall be adjusted only if and to the extent necessary to comply with such requirements. Buyer and Seller agree that they will not take, or permit any affiliated person to take, any position inconsistent with such allocation for income tax purposes.
     9.12 Acquisition for Investment. Each SFI Shareholder represents and warrants to Buyer that he (i) has such knowledge and experience in business and financial matters that he is capable of evaluating Cadmus and the activities thereof and the risks and merits of investment in the Cadmus Common Stock and of making an informed investment decision thereon; (ii) has carefully reviewed and evaluated and understands the risks of, and other considerations relating to, a purchase of the Cadmus Common Stock; (iii) has been afforded the opportunity to obtain any information necessary to evaluate an investment in the Cadmus Common Stock; (iv) is acquiring the shares of Cadmus Common Stock as an investment for his own account and without any intention of distributing all or any part of them and he has no present intention, agreement or arrangement to resell, assign, transfer or otherwise dispose of all or any of the shares acquired hereto; and (v) is at least 21 years of age. Seller and each SFI Shareholder acknowledge that the shares of Cadmus Common Stock being acquired pursuant hereto will be issued pursuant to an exemption from registration under the Securities Act, and the certificates representing such shares will bear a legend indicating that they have not been registered under the Securities Act and may not be transferred by Seller or an SFI Shareholder, as the case may be, except pursuant to a effective registration statement or pursuant to an exemption from registration. In the event Seller or any SFI Shareholder determines to transfer, sell or otherwise convey any shares of Cadmus Common Stock being acquired pursuant hereto pursuant to an exemption from registration under the Securities Act, Seller or SFI Shareholder, as the case may be will, prior to transferring such shares, cause counsel selected by such party but satisfactory to Cadmus to deliver an opinion to Cadmus to the effect that the transfer of such shares is exempt from the registration provisions of the Securities Act, or, in the case of a transfer permitted by Rule 144, Seller or SFI Shareholder, as the case may be, will provide evidence satisfactory to Cadmus that the transfer, sale or other conveyance of such shares is exempt from the registration provisions of the Securities Act.
     9.13 Reporting Requirements. Cadmus shall file on a timely basis, all reports required to be filed by it under the Securities Exchange Act of 1934, as amended. Cadmus shall, upon request of Shareholder, promptly certify in writing that it has complied with all such reporting requirements.
     9.14 Accounts Receivable Guarantee.
          (a) Buyer shall have the right, at any time after the 120th day and before the 130th day following the Closing Date, to assign to Seller a face amount of Accounts Receivable (the "Reassigned Receivables") equal to the uncollected portion of any Accounts Receivable included on the Closing Balance Sheet that have not been collected by Buyer within 120 days after the Closing Date; provided, however, prior to such reassignment, Buyer shall cause the Company, under the direction of the Shareholder, to use its reasonable best efforts to collect the Accounts Receivables and Buyer shall not release any party from liability for any unpaid Accounts Receivable without the prior written consent of Seller. Buyer shall deliver to Seller all documents that relate to the Reassigned Receivables and any similar documents generated by Buyer after the Closing Date. Upon receipt of a document from Buyer transferring the Reassigned Receivables to Seller, Seller shall promptly pay Buyer the face amount of the Reassigned Receivables. Buyer shall cooperate with Seller in any reasonable collection efforts relating to the Reassigned Receivables.
          (b) The parties agree that, in the absence of specific customer instructions to apply, or not to apply, payments to specific invoices, the payments received by Buyer from customers of the Business subsequent to the Closing Date shall be applied against the oldest outstanding balances of such Accounts Receivables. After Buyer has assigned the Reassigned Receivables to Seller, if Buyer receives payment from a customer for such

Reassigned Receivable, Buyer shall pay Seller in cash the amount of such payment. A payment from a customer shall only be deemed to be payment of a Reassigned Receivable if (i) instructions received from the customer indicate that the payment applies to the Reassigned Receivable, (ii) Buyer has not continued to do business with the customer or (iii) for the first 30 days after the assignment of the Reassigned Receivables written instructions received from the customer do not indicate that the payment applies to a receivable other than the Reassigned Receivables, provided such Reassigned Receivable is not in dispute. After 30 days following the assignment of the Reassigned Receivables, if it is unclear whether a payment applies to a Reassigned Receivable, it shall only be deemed a payment of a Reassigned Receivable, if (i) written instructions received from the customer indicate that the payment is to be applied to a Reassigned Receivable or (ii) Buyer has not continued to do business with such customer.
     9.15 Prorations. All property and ad valorem taxes, leasehold rentals and other customarily proratable items relating to the Purchased Assets payable subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date will be prorated as of the close of business on the Closing Date between Buyer and Seller. If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year's assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse for any overpayment within thirty days after the actual amount becomes known.
     9.16 SFI Shareholders' Release. Effective upon the Closing, each of the Phantom Shareholders release and forever discharge Seller, Shareholder, Buyer, Cadmus and each of their successors, assigns and affiliates (collectively, the "Released Parties"), to the full extent and subject to the terms set forth in Exhibit J hereto (but, as to Buyer and Cadmus, only to the extent of matters relating to the Phantom Stock Plans or non-qualified Stock Option Plans listed in Schedule 3.17 hereto, or any other arrangements related to payments upon the sale of stock or substantially all of the assets of Seller, applying to the Phantom Shareholders).
     9.17 Customer Credits. Seller and each of the SFI Shareholders, jointly and severally, hereby agree to pay to Buyer the amount of any customer credit listed on Schedule 3.20 hereto that Buyer, upon request of a customer, is required to pay, at any time, to a customer. Buyer shall not inform customers of their right to receive payment of a customer credit.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, other than the Letter of Intent, dated September 26, 1995, between Cadmus and Seller and the Confidentiality Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other party notwithstanding any investigation heretofore or hereafter made by the other party.
     10.2 Expenses. Except as otherwise specifically provided herein, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.
     10.3 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Georgia, without regard to the conflict of law principles or rules thereof. All the parties hereto hereby irrevocably submit to the jurisdiction of the United States Federal Court sitting in the Northern District of Georgia over any suit, action or other proceeding brought by either party arising out of or relating to this Agreement and irrevocably agree that all claims with respect to such suit, action or proceeding may be heard and determined in such court.
     10.4 Assignment. This Agreement and each party's respective rights hereunder may not be assigned by either party without the prior written consent of the other party.
     10.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally or by messenger or by overnight delivery service to an officer of the other party or, (b) when delivered by United States mail, certified or registered mail, postage prepaid, return receipt requested, in all cases addressed to the person for whom it is intended at his address set forth below, unless and until either of such parties notifies the other in writing of a change of address; provided, however, if any such communication, notice or disclosure is mailed or sent by messenger or overnight delivery service to a party in accordance with this Section 10.5 and is returned to the sender as nondeliverable, then such communication, notice or disclosure shall be deemed to have been given on the fifth day following deposit in the United States mail or delivery to the messenger or overnight delivery service:

If to Seller or SFI Shareholders: Michael F. Heazel
                                  3290 Ridgewood Road
                                  Atlanta, GA 30327


          With a copy to:         Jones, Day, Reavis & Pogue
                                  3500 Peachtree Center
                                  303 Peachtree Street, N.E.
                                  Atlanta, GA 30308-3242
                                  Attention: Robert W. Smith, Esquire

If to Buyer or Cadmus:            Cadmus Communications Corporation
                                  6620 West Broad Street, Suite 500
                                  Richmond, Virginia  23230
                                  Attention:  Bruce V. Thomas, Esquire


     With a copy to:

                                  Hunton & Williams
                                  Riverfront Plaza, East Tower
                                  951 East Byrd Street
                                  Richmond, Virginia 23219-4074
                                  Attention:  C. Porter Vaughan, III, Esquire

     10.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
     10.7 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
     10.8 No Reliance. Except as set forth in Section 9.8(f) hereof, no third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The parties hereto assume no liability to any third party because of any reliance on the representations, warranties and agreements of the parties hereto contained in this Agreement.

     IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed in its name by its duly authorized officer as of the day and year first above written.

                              CADMUS COMMUNICATIONS CORPORATION



                              By:
                                      Name:
                                     Title:



                              THE SOFTWARE FACTORY, INC.



                              By:
                                      Name:
                                     Title:



                              SOFTWARE ACQUISITION SUBSIDIARY, INC.



                              By:
                                      Name:
                                     Title:




                                Michael F. Heazel




                                 Frank D. Cannon

                                 Russell J. Cook




                                 Frank B. Hasty




                              Michael Parks Medlock

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